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Exhibit (10.3)
TERMS AND CONDITIONS OF 2014
PERFORMANCE SHARE UNIT AWARD

Performance Share Unit Award made as of the first day of April 2014 (the “Award Date”), by McGraw Hill Financial, Inc., a New York corporation (“McGraw Hill”).
WHEREAS, the Board of Directors of McGraw Hill (the “Board”) has designated the Compensation and Leadership Development Committee of the Board (the “Committee”) to administer the 2002 Stock Incentive Plan, as amended and restated (the “Plan”), with respect to certain executives of the Company;
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan;
WHEREAS, the Committee has determined that the Employee should be granted a Performance Share Unit Award under the Plan for the number of Performance Share Units (“Units”) as specified in the Employee’s Performance Share Unit Award Document (the “Award Document”); and
WHEREAS, the Employee is accepting the Performance Share Unit Award subject to the terms and conditions set forth below:
1.    Grant of Awards. The grant of this Performance Share Unit Award (“Award”) is subject to the terms and conditions hereinafter set forth with respect to the Units covered by this Award. Payment, if any, under the Award will be made in the number of shares of Stock corresponding to the number of Units earned hereunder, with each Unit corresponding to one

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share of Stock. For purposes of this Award, “Award Period” means the three consecutive calendar years beginning with the calendar year that includes the Award Date.
Upon grant of the Award, no stock or other certificate representing the Units or the shares of Stock represented thereby will be issued to or registered in the name of the Employee. The ultimate receipt of the shares of Stock by the Employee is contingent upon achievement of the EPS goal established by the Committee hereunder and the additional requirements set forth herein.
The Employee does not have an absolute right to receive a fixed or determinable amount either at the inception or expiration of the Award Period.
2.    Performance Goals.
(a)    EPS and EPS Goals. The achievement of this Award shall be measured against a schedule of a three-year Earnings per Share (“EPS”) growth goal established prior to the grant of the Award by the Committee for the Award Period. Subject to any adjustments to the schedule made by the Committee after the Award Date pursuant to Section 2(b), this schedule shall govern the determination of the Units earned and payable hereunder subject to and in accordance with the other terms of this Award. If EPS growth equals 100% of the target EPS growth goal, the Employee shall earn 100% of the Units. For EPS growth between the zero payout level as established by the Committee and the targeted growth goal, the Employee shall earn a pro rata portion of the Units. For EPS growth that equals or exceeds the 200% payout level, as established by the Committee, the Employee shall earn 200% of the Units payable at the 100% payout level. For growth between the targeted growth goal and the 200% payout level, as established by the Committee, the Employee shall earn 100% of the Units plus a pro rata portion of the additional Units between the 100% and 200% payout levels. For growth at or below the

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zero payout level, all Units shall be forfeited by the Employee. If the Employee is a Designated Employee, the maximum payment in respect of the Award shall not exceed the Section 162(m) Performance Limit.
(b)    Committee Discretion to Adjust. For purposes of this Award, “EPS” means diluted earnings per share as shown on the Consolidated Statement of Income in the Company's Annual Report, adjusted in the manner that the Committee determines to be appropriate to exclude some or all of one or more items of income or expense. The EPS goals referred to in Section 2(a) are the targets for EPS expressed as a dollar amount approved by the Committee for the Award Period. The Committee may adjust these EPS targets after the Award Date in the manner that the Committee determines to be appropriate to take into account facts and circumstances occurring after the Award Date. The decision by the Committee to adjust or not to adjust EPS or the EPS targets shall be final and binding on the Employee and all other interested persons and, subject to Section 3, may have the effect of increasing or decreasing the amount payable to the Employee pursuant to this Award.
3.    Section 162(m) Compliance.
(a)    Designated Employees. It is the intention of the Company that the Award granted to a Designated Employee shall satisfy the requirements for "qualified performance based compensation" within the meaning of Treas. Reg. Section 1.162-27(e)(4), and, therefore, for Designated Employees, the achievement of this Award shall also be measured against the achievement of the Section 162(m) Performance Target. Employees who are Designated Employees shall be designated as such in their Award Document. If the Employee is a Designated Employee, then no amount shall be payable pursuant to this Award unless the Section 162(m) Performance Target is achieved, and the Committee certifies the achievement of such

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target in a manner that complies with Section 162(m) of the Code following the completion of the Award Period. If the Section 162(m) Performance Target is achieved, the number of Shares available for payment under this Award shall not exceed the Section 162(m) Performance Limit, reduced, if applicable, in the manner contemplated by Section 2 to take into account the achievement of the EPS targets for the Award Period.
(b)    Deferral for Section 162(m) Compliance. The Company reserves the right, in the event that a payment in respect of the Award to a Covered Employee (including a Designated Employee) is ineligible for treatment as "qualified performance based compensation" and if, but only if, such ineligibility would result in the loss of tax deductions to the Company, to defer, in whole or in part, the payment of the Award to the Covered Employee under the terms of this Section 3(b), but only with respect to Awards that become payable before a Change of Control. Under the circumstances described in this Section 3(b), (i) the Employee will, but only to the extent necessary to avoid a deduction disallowance to the Company, forfeit all rights to this Award and (ii) the Company shall credit to an account for the Employee maintained on the books and records of the Company an amount equal to the value of such forfeited Award. The payment in respect of the Award will be valued as of the date payments of other awards with the same Maturity Date are valued for other Employees. Said amount credited to the Employee's Deferred Account, together with interest calculated at the same rates used to calculate interest on deferred balances in the Company’s Key Executive Short-Term Deferred Compensation Plan, shall be paid in a lump sum on the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)    Definitions. For purposes of this Award, the following definitions shall apply:

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“Covered Employee” means an Employee who is a "covered employee" within the meaning of Section 162(m)(3) of the Code on the Payment Date.
“Designated Employee” means an Employee whom the Committee designates as such within the first 90 days of the Award Period.
“Section 162(m) Performance Limit” means the lesser of (i) 200% of the target payout level of the Award and (ii) the applicable share limit in Section 10(c)(ii) of the Plan in effect on the Award Date (as such limit may be subsequently adjusted in accordance Section 3(d) of the Plan after the Award Date).
“Section 162(m) Performance Target” means the target for the Company’s Net Income for the initial year of Award Period established by the Committee for the award in a manner that complies with Section 162(m) of the Code during the first 90 days of the Award Period.
“Net Income” means McGraw Hill’s after-tax income as reported on a consolidated basis in McGraw Hill’s audited financial statements for the applicable year in the Award Period. Net Income shall be adjusted to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, the unbudgeted current year impact and cumulative effect of accounting changes, the unbudgeted loss or expense impact of any acquisition or divestiture made during the year, and any direct or indirect change in the Federal corporate tax law or rate affecting the year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other McGraw Hill filings with the Securities and Exchange Commission. The calculation of Net Income for purposes of Section 3 shall be consistent in all respects with the

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calculation of “net income” for the applicable year under McGraw Hill’s Key Executive Short-Term Incentive Compensation Plan for the applicable year.
4.    Distribution Following Maturity Date.
(a)    Maturity and Payment Dates. If the Employee remains an employee of the Company through December 31, 2016 (the “Maturity Date”), the Units earned in accordance with the payout schedule established by the Committee, shall be paid to the Employee on the date after the Maturity Date and prior to March 15th of the first calendar year following the Maturity Date that is specified by the Committee for the settlement of the Award (the “Payment Date”).
(b)    Conversion and Share Withholding. The Units payable to the Employee shall be converted into shares of Stock on the Payment Date and such shares shall be delivered to the Employee on the Payment Date. Before payment is made to the Employee, the Company shall withhold all applicable Federal, state and local income taxes. To satisfy such withholding requirement, the Company shall hold back a sufficient number of the shares and cash which would otherwise be delivered to the Employee to satisfy the required withholding obligation.
(c)    Non-U.S. Persons. If the Employee is not on a U.S. dollar-based payroll on the Award Date or at any time thereafter prior to the Maturity Date, then the Employee shall indemnify the Company for any loss sustained by the Company from the failure to satisfy the withholding obligations described in Section 4(b), and the Employee shall, upon request, provide the Company with satisfactory evidence that the Employee has satisfied such obligations.
5.    Termination of Employment Prior to Maturity Date.
(a)    Pro Rata Award Opportunity in Certain Circumstances. In the event of the termination of the Employee's employment with the Company prior to the Maturity Date due to

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(i) Normal Retirement, Early Retirement, or Disability, (ii) death, or (iii) with the approval of the Committee, in connection with a termination by the Company other than for Cause, the Employee shall be eligible to receive payment of a pro rata portion of this Award. Except as provided in Section 9 hereof, in the event the Employee voluntarily resigns his or her employment with the Company or is involuntarily terminated by the Company for Cause prior to the Maturity Date, the Employee shall forfeit the right to any payment under this Award.
(b)    Determination of Pro Rata Award.
(i)    Normal Retirement, Early Retirement, or Disability. The pro rata portion of the Award to be received by the Employee if he or she terminates because of Normal Retirement, Early Retirement, or Disability shall be determined: (X) first, by multiplying the number of Units by a fraction, the numerator of which is the number of years completed (counting the year of termination as a completed year) during the Award Period and the denominator of which is three years; (Y) second, by measuring the compound annual growth from the Award cycle base year through the Maturity Date; and (Z) by awarding the number of Units determined in (X) based on the degree to which the achievement calculated in (Y) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
(ii)    Termination by the Company Other than For Cause. The pro rata portion of the Award to be received by the Employee, with the approval of the Committee, in connection with a termination by the Company other than for Cause, shall be determined: (X) first, by multiplying the number of Units by a fraction, the numerator of which is the number of full months during the performance period in which the Employee participated and the denominator of which is 36 months; (Y) second, by measuring the compound annual growth from the Award cycle base

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year through the Maturity Date; and (Z) by awarding the number of Units determined in (X) based on the degree to which the achievement calculated in (Y) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
(iii)    Death. The pro rata portion of the Award to be received by the Employee if he or she terminates because of death, shall be determined: (X) first, by multiplying the number of Units by a fraction, the numerator of which is the number of years completed during the Award Period (counting the year of termination as a completed year) and the denominator of which is three years; (Y) second, by measuring the compound annual growth from the Award cycle base year through the end of the year in which termination occurs; and (Z) by awarding the number of Units determined in (X) based on the degree to which the achievement calculated in (Y) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.
(c)    Timing of Distribution of Pro Rata Award.
(i)    All Circumstances Other Than Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability, or other than for Cause), the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the Employee on the Payment Date.
(ii)    Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to death, the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the beneficiary designated by the Employee (or if the Employee has not designated a beneficiary,

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to the representative of the Employee’s estate), not later than March 15, in the year immediately following the year in which death occurred.
6.    Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Employee shall not have the right to vote or to receive any dividends with respect to such shares.
7.    Transfer Restrictions. This Award and the Units are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
8.    Miscellaneous. These Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of New York and any applicable laws of the United States, and (c) may not be amended or modified in any way without the express written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President of Human Resources for McGraw Hill, which directly refers to these Terms and Conditions and this Award. No other modifications to these Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by this Award. If this Award is assumed or a new award is substituted therefor in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.
In the event of any merger, reorganization, consolidation, recapitalization, dividend, stock split or other change in corporate structure affecting the Stock, such substitution or adjustment

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shall be made in the number of Units granted pursuant to this Award as may be determined to be appropriate by the Committee in its sole discretion.
This Award shall be subject to the requirements of the Senior Executive Pay Recovery Policy of McGraw Hill (the “Policy”), and all shares of Stock or other amounts paid or payable to a Participant under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the Policy (or any successor policy or requirement), as in effect from time to time.
Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
9.    Change in Control.
In the event of a Change in Control, the following shall apply:
(a)    Effect of Change in Control. The EPS goal hereunder shall be deemed to have been achieved, and such achievement shall be at the higher of (i) the target EPS goal and (ii) the EPS goal the Employee would have earned for the Award Period if the achievement of the relevant goal were measured as of the date such Change in Control is determined to have occurred solely with respect to the time frame in which the Award was outstanding. In addition, if the Change in Control occurs during the first year of the Performance Cycle, the Section 162(m) Performance Target shall be deemed to have been achieved.
(b)    Section 409A Compliance.

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(i)    Pro Rata Portion and Stock Payment. If the Change in Control constitutes a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “Section 409A Change in Control”), then a pro rata portion of the Units earned under this Award as determined in Section 9(b)(ii) below shall be distributed immediately to the Employee in the form of shares of Stock, if any, for the period from the start of the Award Period through the date of the Change in Control. If such Change in Control is not a Section 409A Change in Control, then all of the Units earned under this Award shall be converted into cash in accordance with Section 9(c) below and payment shall be made on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the provisions of Section 9(c).
(ii)    Calculation of Pro Rata Portion. Calculation of the pro rata portion of the Units to be distributed to the Employee hereunder in the event of a Section 409A Change in Control shall be determined solely by multiplying the number of Units earned under this Award by a fraction, (x) the numerator of which is the number of calendar quarters of the 12 quarter cycle for the award which have occurred from the date hereof up to and including the calendar quarter in which the Section 409A Change in Control occurred and (y) the denominator of which is 12 quarters.
(c)    Conversion and Payment.
(i)    Cash Payment. The Units earned under this Award other than the Units distributed to the Employee as shares of Stock pursuant to Section 9(b)(i) above in the event of a Section 409A Change in Control shall be converted into cash by the Company as of the date such Change in Control is determined to have occurred. The converted cash amount for each share of Stock shall be the Change in Control Price. For purposes of this Section 9(c), the “Change in Control Price” means the highest cash price per share of Stock paid in any transaction reported

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on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible Change in Control at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee. Such cash amounts shall be retained by the Company for the benefit of the Employee and thereafter shall be distributed by the Company to the Employee on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the other provisions of this Section 9(c).
(ii)    Special Rule for Securities Payments to Shareholders. If the payment to the shareholders of the Company in connection with the transaction giving rise to a Change in Control is in the form of securities, either in whole or in part, then for the purpose of determining the Change in Control Price such securities shall be deemed converted immediately by the Company into a cash equivalent amount as of the date of the Change in Control. The determination of such cash equivalent amount for such securities shall be made by an independent investment banking firm selected by the Company. The determination of the cash equivalent amount by this independent investment banking firm shall be final, conclusive and binding on all persons having an interest therein. All fees incurred in retaining this investment banking firm shall be paid for by the Company. These cash amounts so determined as a cash equivalent in the manner provided herein, together with the cash derived from converting the shares of Stock into cash under Section 9(c)(i) above, shall be retained by the Company for the benefit of the Employee and thereafter shall be distributed by the Company to the Employee on the Payment Date or, if earlier, the Separation Payment Date, in accordance with the provisions of this Section 9(c).

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(iii)    Funding. Notwithstanding anything herein to the contrary in Sections 9(c)(i) and 9(c)(ii) above, if in connection with a Change in Control the Company elects to fund other payments due senior executives of the Company pursuant to various management and benefit plans by effecting payments to the “rabbi trust” by a third-party trustee or through some other comparable vehicle in order to protect these payments for the benefit of the senior executives, the Company in such instance shall immediately fund the cash payment referred to herein on the same basis, for example, using a rabbi trust or other comparable vehicle, that are provided for other payments due senior executives of the Company.
(iv)    Involuntary Termination Other Than for Cause. If the Employee is terminated involuntarily (except for Cause) prior to the Maturity Date, Employee shall receive a cash payment computed as provided in Sections 9(c) (i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Sections 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred. The Employee shall receive the payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control. For purposes of this Section 9(c), the “Separation Date” means the date of the Employee’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the “Separation Payment Date” means the Separation Date or, if the Employee is a “specified employee” as of the Separation Date within the meaning of Section 409A(a)(2)(B)(i) of the Code, the date that is six months after the Separation Date (or, if earlier, the date of the Employee’s death).

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(v)    Special Rule Where Severance is Payable. If the employment of the Employee is terminated voluntarily prior to the Maturity Date and the Employee receives severance in accordance with any of the provisions of the severance plan in which the Employee participates at the time of a Change in Control, the Employee shall receive a cash payment computed as provided in Sections 9(c) (i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Sections 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred. The Employee shall receive the payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control.
(vi)    Retirement or Disability. If the employment of the Employee is terminated due to Retirement or Disability prior to the Maturity Date, the Employee shall receive a cash payment computed as provided in Sections 9(c)(i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Sections 9(a) and (b)(i) calculated as of the date the Change in Control is determined to have occurred. The Employee shall receive such payment on (A) the Separation Payment Date, if the Change in Control is a Section 409A Change in Control and the Separation Date is not more than two years after the Change in Control, or (B) the Payment Date, if the Change in Control is not a Section 409A Change in Control or the Separation Date is more than two years after the Change in Control.
(vii)    Death. If the employment of the Employee is terminated due to death prior to the Maturity Date, upon such termination, the beneficiary designated by the Employee (or if the

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Employee has not designated a beneficiary, to the representative of the Employee’s estate) shall receive, within 60 days following the date of the Employee’s death, a cash payment computed as provided in Sections 9(c)(i) and (ii) with respect to the Units that were not converted into shares of Stock and distributed to the Employee pursuant to Sections 9(a) and (b)(i) calculated as of the date the Change in Control is determined to have occurred.
(viii)    Forfeiture. If the employment of the Employee terminates prior to the Maturity Date for any reason not described in Sections 9(c)(iv) through (vii), the Employee will forfeit all Units that were not converted into shares of Stock and distributed to the Employee purchase to Sections 9(a) and (b)(i).
(d)    Securities Law Compliance. If in the event of a Change in Control no listing or registration statement is in effect pursuant to Section 10 below, the Company shall distribute to the Employee a cash equivalent amount representing the shares of Stock to be distributed to the Employee.
10.    Securities Law Requirements. The Company shall not be required to issue shares of Stock in settlement of or otherwise pursuant to this Award unless and until (a) the shares have been duly listed upon each stock exchange on which the Stock is then registered; (b) a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then effective; and (c) the issuance of the shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of this Award.
11.    Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and to meet the

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requirements of Section 409A(a)(2), (3) and (4) of the Code, and it shall be interpreted and construed in accordance with this intent.
12.    Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein.

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